Exhibit 4.5

PROLOGIS, L.P.

OFFICERS’ CERTIFICATE

February 18, 2020

The undersigned officers of Prologis, Inc. (“Prologis, Inc.”), general partner of Prologis, L.P. (the “Company”), on behalf of the Company, acting pursuant to resolutions adopted by the Board of Directors of Prologis, Inc. (the “Board”) on September 17, 2019 and December 5, 2019 and the Securities Offering Transaction Committee of the Board on February 3, 2020, hereby establish a series of debt securities by means of this Officers’ Certificate in accordance with the Indenture, dated as of June 8, 2011 (the “Base Indenture,” and as supplemented by the First Supplemental Indenture thereto, the Second Supplemental Indenture thereto, the Third Supplemental Indenture thereto, the Fourth Supplemental Indenture thereto, the Fifth Supplemental Indenture thereto, the Sixth Supplemental Indenture thereto, the Seventh Supplemental Indenture and the Eighth Supplemental Indenture thereto, the “Indenture”), among the Company, Prologis, Inc. and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture.

2.125% Notes due 2027

1.                  The series shall be entitled the “2.125% Notes due 2027” (the “Notes”).

2.                  The Notes initially shall be limited to an aggregate principal amount of $500,000,000 (except in each case for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of or within the Series pursuant to Section 304, 305, 306, 906, 1107 or 1305 of the Base Indenture); provided, the Company may increase such aggregate principal amount upon the action of the Board to do so from time to time.

3.                  The Notes shall bear interest at the rate of 2.125% per annum. The aggregate principal amount of the Notes is payable at maturity on April 15, 2027. The interest on this Series shall accrue from February 18, 2020 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the Notes shall be payable semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”), commencing on October 15, 2020. Interest shall be paid to persons in whose names the Notes are registered on the April 1 and October 1 preceding the Interest Payment Date, whether or not a Business Day (each a “Regular Record Date”).

4.                  The principal of (and premium or Make-Whole Amount, if any), interest, if any, on the Notes shall be payable, and the Notes may be surrendered for registration of transfer or exchange and notices or demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office of the Trustee (including for these purposes, its office, located at 100 Wall Street, Suite 1600, New York, New York 10005).

5.                  At any time prior to the Par Call Date, the Notes will be redeemable in whole at any time or in part from time to time at the option of the Company, upon notice of not more than 60 nor less than 15 days prior to the Redemption Date, at a Redemption Price calculated by the Company and equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the Redemption Date plus (2) the Make-Whole Premium.

In addition, on and after the Par Call Date, the Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the Redemption Date.

The following definitions apply with respect to the Make-Whole Amount:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming that such Notes matured on the Par Call Date) (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life.

“Comparable Treasury Price” means, with respect to any Calculation Date (as defined below), (1) the average of the Reference Treasury Dealer Quotations for such Calculation Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Make-Whole Premium” means the excess, if any, of:

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Notes matured on the Par Call Date (exclusive of interest accrued to the Redemption Date), determined by discounting to the Redemption Date, on a semiannual basis, such principal and interest at the Treasury Rate plus 15 basis points; over

•	the principal amount of such Notes to be redeemed.

“Par Call Date” means February 15, 2027.

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their successors; (ii) one primary U.S. Government securities dealer selected by SMBC Nikko Securities America, Inc. or its successor and (iii) two other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Calculation Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Calculation Date.

“Treasury Rate” means, with respect to any Calculation Date, the rate per year equal to: (1) the average yield of the five days immediately preceding the Calculation Date, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the Calculation Date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Calculation Date. The Treasury Rate shall be calculated on the third business day preceding date on which notice of redemption is mailed to Holders of the Notes (the “Calculation Date”).

If notice of redemption has been given as provided in the Base Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the Redemption Date referred to in such notice, such Notes shall cease to bear interest on the Redemption Date and the only right of the Holders of the Notes from and after the Redemption Date shall be to receive payment of the Redemption Price upon surrender of such Notes in accordance with such notice.

In the event that the Company does not consummate the Liberty Merger (as defined below) on or prior to August 1, 2020 or the Merger Agreement (as defined below) is terminated any time prior thereto, the Company will be required to redeem the Notes on a Special Mandatory Redemption Date (as defined below) at a redemption price equal to 101% of the aggregate principal amount of the Notes (the “Special Mandatory Redemption Price”), plus, accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes whose Stated Maturity is on or prior to the Special Mandatory Redemption Date shall be payable on the applicable Interest Payment Date to the registered Holders of the Notes as of the close of business on the relevant record date in accordance with the Notes and the Indenture.

On and after the Special Mandatory Redemption Date for the Notes, interest shall cease to accrue on the Notes unless the Company defaults in the payment of the Special Mandatory Redemption Price and accrued interest, if any. On or before the Business Day before the Special Mandatory Redemption Date for the Notes, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Special Mandatory Redemption Price of the Notes to be redeemed on the Special Mandatory Redemption Date, and (except if the date fixed for redemption shall be an Interest Payment Date) accrued interest, if any. Notice of redemption shall be delivered, with a copy to the Trustee, no later than 5 Business Days after the occurrence of the event triggering the special mandatory redemption, to each Holder of the Notes (the “Special Mandatory Redemption Notice”).

The Special Mandatory Redemption Notice shall state the information set forth in, and shall be subject to the terms and conditions of, Section 1104 of the Indenture. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall, on the Special Mandatory Redemption Date, become due and payable at the Special Mandatory Redemption Price, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date

“Liberty Merger” means a merger pursuant to which, among other things, Liberty will become a subsidiary of the Company contemplated by the Merger Agreement.

“Liberty” means Liberty Property Limited Partnership, a Pennsylvania limited partnership.

“Merger Agreement” means the agreement and plan of merger dated as of October 27, 2019 entered into by Prologis, Inc., the Company, Liberty and certain other parties thereto.

“Special Mandatory Redemption Date” means the earlier to occur of (1) August 31, 2020, if the Liberty Merger has not been consummated on or prior to August 1, 2020, or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Merger Agreement for any reason.

6.                  The Notes shall not provide for any sinking fund or analogous provision. None of the Notes shall be redeemable at the option of the Holder.

7.                  The Notes shall be issuable in book-entry form only, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

8.                  The principal amount of, and the Make-Whole Premium, if any, on, the Notes shall be payable upon declaration of acceleration pursuant to Section 502 of the Base Indenture.

9.                  The Notes shall be denominated in and principal of or interest on the Notes (or Redemption Price) shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

10.              Except as provided in paragraph 5 of this Officers’ Certificate, the amount of payments of principal of or interest on the Notes (or Redemption Price) shall not be determined with reference to an index or formula.

11.              Except as set forth herein, in the Indenture or in the Notes, none of the principal of or interest on the Notes (or Redemption Price) shall be payable at the election of the Company or a Holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Notes are denominated or stated to be payable.

12.              Except as set forth in the Indenture or the Trust Indenture Act, the Notes shall not contain any provisions granting special rights to the Holders of Notes upon the occurrence of specified events.

13.              The Notes shall not contain any deletions from, modifications of or additions to the Events of Default or covenants of the Company contained in the Indenture.

14.              Except as set forth herein, in the Indenture or in the Notes, the Notes shall not be issued in the form of bearer Securities or temporary global Securities.

15.              Sections 1402 and 1403 of the Base Indenture shall be applicable to the Notes.

16.              The Notes shall not be issued upon the exercise of debt warrants.

17.              Article Sixteen of the Base Indenture shall not be applicable to the Notes.

18.              The other terms and conditions of the Notes shall be substantially as set forth in the Indenture, in the Prospectus dated August 24, 2018 (provided the provisions under the heading “Description of Debt Securities of Prologis, L.P.–Guarantees” therein do not apply to the Notes) and the Prospectus Supplement dated February 3, 2020 relating to the Notes.

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IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate on the date first written above.

By:
Name: Michael T. Blair
Title: Assistant Secretary and Managing
Director, Deputy General Counsel

By:
Name: Deborah K. Briones
Title: Senior Vice President, Associate
General Counsel

[Signature Page to Officers’ Certificate – 2.125% Notes due 2027]